Exhibit 99.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made as of February 7, 2024 by and between YS Biopharma Co., Ltd., an exempted company incorporated in the Cayman Islands (the “Company”) and the purchaser identified on the signature pages hereto (the “Purchaser”). The Company, on one hand, and the Purchaser, on the other hand, are sometimes each referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

Whereas, upon the terms and subject to the conditions of this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser wishes to purchase from the Company, certain ordinary shares, par value $0.00002 per share of the Company (“Ordinary Shares”) in a private placement exempt from registration pursuant to Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”);

Now, Therefore, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

Article I
PURCHASE AND SALE

1.1 Issuance, Sale and Purchase of Ordinary Shares. Upon the terms and subject to the conditions of this Agreement, the Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to issue, sell and deliver to the Purchaser, at the Closing (as defined below), a certain number of Ordinary Shares (the “Purchased Shares”), at price of US$0.41986 per Purchased Share (the “Per Share Purchase Price” which is initially equal to the average closing bid price of the Ordinary Shares for the ten trading days immediately preceding the date hereof, and shall be adjusted from time to time pursuant to Section 3.2), for the total amount of cash consideration as set forth on the signature page hereto executed by the Purchaser (the “Aggregate Purchase Price”), free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature (collectively, “Encumbrances”) (except for restrictions arising under the Securities Act or created by virtue of Section 3.1 of this Agreement), provided, however, that (a) no fractional Ordinary Shares will be issued as Purchased Shares, (b) any fractions shall be rounded down to the nearest whole number of Ordinary Shares, and (c) the Aggregate Purchase Price will be reduced by the value of any such fractional share (as calculated on the basis of the Per Share Purchase Price). The purchase, issuance, sale and delivery of the Purchased Shares shall be made pursuant to and in reliance upon Regulation S.

1.2 Closing. Subject to Section 1.3, the closing (the “Closing”) of the sale and purchase of the Purchased Shares pursuant to Section 1.1 shall take place remotely via the electronic exchange of the closing documents and signatures at 10:00 a.m. on February 8, 2024 (Hong Kong time) or such other place or time as the Parties may mutually agree upon. The date and time of the Closing are referred to herein as the “Closing Date”.

(a) Payment and Delivery. At the Closing, subject to the satisfaction (or waiver) of the conditions set forth in Section 1.3 and delivery of the documents required pursuant to Section 1.3(a) , the Purchaser shall commence payment of the Aggregate Purchase Price to the Company in U.S. dollars by wire transfer, or by such other method mutually agreeable to the Parties, of immediately available funds to the Special Account which shall be administered in accordance with Section 3.9, and the Company shall deliver or cause to be delivered to the Purchaser a copy of the extract of the register of members of the Company as of the Closing reflecting the total number of the Purchased Shares being subscribed and purchased by the Purchaser, certified by a director of the Company as true and complete as of the Closing Date, evidencing the Purchaser’s ownership of the Purchased Shares.

(b) Restrictive Legend. The Purchaser understands that certificate representing the Purchased Shares will bear a legend to the following effect:

THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SHARES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (2) AN EXEMPTION OR QUALIFICATION UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS OR (3) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; AND (B) WITHIN THE UNITED STATES OR TO ANY U.S. PERSON, AS EACH OF THOSE TERMS IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE 40 DAYS FOLLOWING CLOSING OF THE PURCHASE. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THESE SHARES IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

1.3 Closing Conditions.

(a) Conditions to the Purchaser’s Obligations to Effect the Closing. The obligation of the Purchaser to purchase and pay for the Purchased Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may only be waived in writing by the Purchaser in its sole discretion:

(i) All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the Purchased Shares hereunder and any other transactions contemplated under this Agreement and all the agreements and other documents required in connection with implementing the transactions contemplated hereby (together, the “Transaction Documents”) shall have been completed.

(ii) The representations and warranties of the Company contained in Section 2.1 of this Agreement shall have been true and correct on the date of this Agreement and in all material respect on and as of the Closing Date; and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any, agreements, covenants, conditions and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with on or before the Closing Date.

(iii) The Purchaser shall have received:

(1) the Cayman Islands legal opinion on the valid issue and allotment of the Purchased Shares as contemplated hereunder in accordance with this Agreement and the Amended and Restated Memorandum and Articles of Association of the Company;

(2) certificate of good standing and certificate of incumbency of the Company (which should be dated no earlier than five (5) Business Days before the Closing Date).

(iv) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by or before a governmental authority of competent jurisdiction that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document that are substantial in relation to the Company.

(v) Without limiting the generality of Section 1.3(a)(iv) above with respect to actions of governmental authorities, there shall be no actual Legal Proceeding by a third party as defined in and contemplated by Section 3.4(a).

(vi) There shall have been no (a) material adverse effect on the legality, validity or enforceability of this Agreement and the other Transaction Documents, (b) material adverse effect on the business, affairs, prospects, operations, properties, assets or condition (financial or otherwise) of the Group Companies (as defined below), except for any matter disclosed in the SEC Documents (as defined below) relevant to the Existing Debts (as defined below), or (c) material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement and the other Transaction Documents (any of (a), (b) or (c), a “Material Adverse Effect”).

(vii) The Company shall have delivered to the Purchaser a certificate, dated the Closing Date, signed by the Chief Executive Officer of the Company certifying that the conditions specified in this Sections 1.3(a)(i) to (a)(vi) have been fulfilled and the wire transfer instructions containing the information of the Special Account for the Purchaser’s payment of the Aggregate Purchase Price.

(b) Conditions to the Company’s Obligations to Effect the Closing. The obligation of the Company to issue, sell and deliver the Purchased Shares to the Purchaser as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may only be waived in writing by the Company in its sole discretion:

(i) All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Purchased Shares hereunder and any other transactions contemplated under the Transaction Documents shall have been completed.

(ii) The representations and warranties of the Purchaser contained in Section 2.2 of this Agreement shall have been true and correct on the date of this Agreement and in all material respects on and as of the Closing Date; and the Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with on or before the Closing Date.

(iii) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by or before a governmental authority of competent jurisdiction that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document that are substantial in relation to the Company.

Article II
REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a) Due Formation. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted.

(b) Authority. The Company has full power and authority to enter into, execute and deliver this Agreement and other Transaction Documents and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and other Transaction Documents and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. The Transaction Documents have all been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Non Contravention. Except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, will not constitute a violation (with or without the giving of notice or lapse of time, or both) of any law or order applicable to the Company.

(e) Capitalization.

(i) The authorized share capital of the Company is $50,000 divided into 2,500,000,000 ordinary shares of $0.00002 par value each. As of the date hereof, the Company had 93,058,197 Ordinary Shares and 16,750,000 warrants to purchase Ordinary Shares (each warrant is exercisable for one Ordinary Share at $11.50) issued and outstanding. Other than the securities mentioned above, there are no other securities of the Company or its Subsidiaries which are outstanding and would entitle the holder thereof to acquire at any time shares of capital stock of the Company, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of capital stock of the Company. No split, combination, or other restructuring with respect to the Ordinary Shares has been effected since date hereof or will be effected prior to the Closing Date. All issued and outstanding Ordinary Shares are validly issued, fully paid and non-assessable. All outstanding shares of capital stock of the Company and all outstanding shares of capital stock of each of the Company’s subsidiaries and consolidated affiliates (each a “Subsidiary” and collectively “Subsidiaries”) have been issued and granted in compliance with (x) all applicable Securities Laws and other applicable laws and (y) all requirements set forth in applicable plans or contracts, without violation of any preemptive rights, rights of first refusal or other similar rights. “Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the listing rules of, or any listing agreement with, the Nasdaq Stock Market (“Nasdaq”) and any other applicable law regulating securities or takeover matters.

(ii) As of the date hereof, (x) other than the Amended and Restated YS Biopharma 2020 Share Incentive Plan (the “Share Incentive Plan”), there are no other existing Company stock option plans and stock purchase plans, and (y) a total of 8,750,000 Ordinary Shares have been authorized for issuance under the Share Incentive Plan, and a total of 6,656,582 Ordinary Shares are available for future issuance under the Share Incentive Plan.

(iii) The rights of the Purchased Shares shall be as stated in the Amended and Restated Memorandum and Articles of Association of the Company, and there has not been any change to the Amended and Restated Memorandum and Articles of Association of the Company since the date hereof that will adversely affect the rights of holders of Ordinary Shares.

(f) Due Issuance. The Purchased Shares, when issued in accordance with this Agreement and the terms of such Purchased Shares, will be validly issued, fully paid and non-assessable and free and clear of all Encumbrances, except for restrictions arising under the Securities Act or created by virtue of Section 3.1 of this Agreement, and upon delivery and entry into the register of members of the Company will transfer to the Purchaser good and valid title to such Purchased Shares.

(g) Consents and Approvals. Neither the execution and delivery by the Company of this Agreement or any other Transaction Document, nor the consummation by the Company of any of the transactions contemplated hereby and thereby, nor the performance by the Company of this Agreement or any other Transaction Document in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(h) Compliance with Laws. Except as disclosed in the SEC Documents or would not have a Material Adverse Effect, none of the Company and its Subsidiaries (collectively, “Group Companies”) has knowingly conducted any activity in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any agency thereof in respect of the conduct of its business or the ownership of its properties. All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental entities and any third party which are required to be obtained or made by each Group Company in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and be effective as of the Closing, except as disclosed in the SEC Documents or would not have a Material Adverse Effect. Each Group Company has all material permits, licenses and any similar authority necessary for the conduct of its business as currently conducted and as proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. None of the Group Companies is in default under any of such permits, licenses or other similar authority. To the reasonable knowledge of the Company, there are no fines or penalties asserted against the Group Companies under any applicable law, and none of the Group Companies has received any notice from any governmental entities with respect to any violation of any applicable law.

(i) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Documents, except as specifically disclosed in a subsequent SEC Documents filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to U.S. GAAP or disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or employee, except pursuant to existing Company stock option plans and stock purchase plans. The Company does not have pending before the SEC any request for confidential treatment of information. Except for the issuance of the Purchased Shares contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists, or is reasonably expected to occur or exist, with respect to the Company or its Subsidiaries or their respective business, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one Business Day prior to the date that this representation is made. For purposes of this Agreement, “Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of Hong Kong and Cayman Islands or is a day on which banking institutions located in Hong Kong and Cayman Islands are authorized or required by applicable law or other governmental action to close.

(j) No U.S. Registration and Qualification Exemptions. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 2.2, no registration under the Securities Act is required for the offer and sale of the Purchased Shares by the Company to the Purchaser as contemplated hereby. The Company is relying upon the exemption from the registration requirements of Regulation S promulgated under the Securities Act and has met all requirements, and taken all necessary actions, to make the issuance, sale and delivery of the Purchased Shares. The issuance and sale of the Purchased Shares hereunder does not contravene the rules and regulations of the Nasdaq Capital Market. The Ordinary Shares are registered pursuant to Section 12(b) or 12(g) of the 1934 Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Ordinary Share under the 1934 Act nor has the Company received any notification that the SEC is contemplating terminating such registration. Except as specifically disclosed in a subsequent SEC Documents filed prior to the date hereof, the Company has not, in the 12 months preceding the date hereof, received notice from Nasdaq Stock Market to the effect that the Company is not in compliance with the listing or maintenance requirements of Nasdaq Stock Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. Assuming the accuracy of Purchaser’s representations and warranties set forth in Section 2.2, neither the Company, nor any of its affiliates, nor, to the knowledge of the Company, any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Purchased Shares to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of Nasdaq Stock Market on which the securities of the Company are listed or designated.

(k) SEC Documents. The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act or the 1934 Act and the rules and regulations promulgated thereunder (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective filing or furnishing dates, the SEC Documents complied in all material respects with the requirements of the Sarbanes- Oxley Act of 2002, the Securities Act or the 1934 Act, as the case may be, and the rules and regulations promulgated thereunder, as applicable, to the respective SEC Documents, and, none of the SEC Documents, at the time they were filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information contained in the SEC Documents, considered as a whole and as amended as of the date hereof, do not as of the date hereof, and will not as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(l) Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested shareholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement) or other similar anti-takeover provision under the Memorandum and Articles of Association or other organizational documents or the laws of Cayman Islands which is or could become applicable to the Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Purchased Shares and the Purchaser’s ownership of the Purchased Shares. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Ordinary Shares or a change in control of the Company or any of its Subsidiaries.

(m) Acknowledgment Regarding Purchaser’s Purchase of Purchased Shares. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

(n) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its SEC Documents and is not so disclosed or that otherwise could be reasonably likely to have a Material Adverse Effect.

(o) Choice of Law. The choice of the laws of the State of New York as the governing law of this Agreement and the other Transaction Documents is a valid choice of law under the laws of the Cayman Islands and Hong Kong SAR.

(p) Arbitration. The submission by the Company to arbitration pursuant to this Agreement and the other Transaction Documents is not contrary to Cayman Islands law and would be recognized by the courts of the Cayman Islands as a legal, valid and binding submission.

(q) Enforcement of Arbitration Award. Any final arbitration and conclusive awards in respect of any suit, action or proceeding against the Company based upon this Agreement and the other Transaction Documents would be recognized and enforced by Cayman Islands courts and Hong Kong courts without re-examining the merits of the case, and the Company shall apply for the leave of the courts and judgement entered in terms of such award in the Cayman Islands and Hong Kong SAR so as for such award to be enforced in the Cayman Islands and Hong Kong SAR. It is not necessary that this Agreement, the other Transaction Documents or any other document be filed or recorded with any court or other authority in the Cayman Islands and Hong Kong SAR.

(r) Investment Company. The Company is not and, after giving effect to the sale of the Purchased Shares, and the application of the proceeds hereof, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(s) Litigation. Except as specifically disclosed in a subsequent SEC Documents filed prior to the date hereof, there are no actions by or against the Company or its Subsidiaries or affecting the business or any of the assets of the Company or its Subsidiaries pending before any governmental entities, or, to the Company’s knowledge, threatened to be brought by or before any governmental entities, that has had or would reasonably be expected to have a Material Adverse Effect.

(t) Events Subsequent to Most Recent Fiscal Period. Since September 30, 2023 until the date hereof and to the Closing Date, there has not been any event, fact, circumstance or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

(u) Regulation S. No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its affiliates or any person acting on its behalf with respect to any Purchased Shares that are not registered under the Securities Act; and none of such persons has taken any actions that would result in the sale of the Purchased Shares to the Purchaser under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).

2.2 Representations and Warranties of the Purchaser. The Purchaser, hereby represents and warrants to the Company as of the date hereof and as of the Closing Date, as follows:

(a) Due Formation. The Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b) Authority. The Purchaser has full power and authority to enter into, execute and deliver the Transaction Documents and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to the Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of the Transaction Documents and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. The Transaction Documents have been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement or other Transaction Documents, nor the consummation by the Purchaser of any of the transactions contemplated hereby or thereby, nor the performance by the Purchaser of this Agreement or any other Transaction Documents in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(e) Status and Investment Intent

(i) Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. The Purchaser is acquiring the Purchased Shares for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other person to distribute, or regarding the distribution of the Purchased Shares in violation of the Securities Act or any other applicable state securities law.

(iii) Solicitation. The Purchaser did not contact the Company as a result of any general solicitation or directed selling efforts (within the meaning of Regulation S).

(iv) Restricted Securities. The Purchaser acknowledges that the Purchased Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Purchased Shares may only be offered, sold or otherwise transferred (A) to the Company, (B) outside the United States in accordance with Rule 903 (if applicable) or Rule 904 of Regulation S, (C) in compliance with and in accordance with Rule 144 under the Securities Act, or (D) otherwise pursuant to an exemption from registration under the Securities Act.

(v) Information. The Purchaser has been furnished access to all materials and information the Purchaser has requested relating to the Company and its Subsidiaries and other due diligence documents in order to evaluate the transactions contemplated by this Agreement. The Purchaser is relying solely on its own counsel and other advisors as to the financial, tax, legal and related matters concerning an investment in the Purchased Shares.

(vi) Not U.S. Person. The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.

(vii) Offshore Transaction. The Purchaser has been advised and acknowledges that in issuing the Purchased Shares to the Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S. The Purchaser acknowledges that at the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, the Purchaser is outside of the United States.

(viii) FINRA. The Purchaser does not, directly or indirectly, own more than five per cent of the outstanding common stock (or other voting securities) of any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a holding company for a FINRA member, and is not otherwise a “restricted person” for the purposes of FINRA Rule 5130.

Article III
COVENANTS

3.1 Distribution Compliance Period. The Purchaser agrees not to resell, pledge or transfer any Purchased Shares within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, during the 40 days following the Closing Date.

3.2 Purchase Price Adjustment. The Per Share Purchase Price shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Ordinary Shares.

3.3 Further Assurances. From the date of this Agreement until the Closing Date, the Parties shall use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby.

3.4 Legal Proceedings and Repurchase.

(a) (i) The Company shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other government entity or any arbitrator or arbitration panel (each a “Legal Proceeding”) commenced or, to the knowledge of such Party, threatened in writing against such Party and/or its directors which relate to this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, (ii) the Company shall give the Purchaser the opportunity to participate in the defense or settlement of any such Legal Proceedings (on their own behalf or on behalf of the Company) against the Company and/or its directors or representatives relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby at its own expense, and no such Legal Proceeding shall be settled or compromised without the Purchaser’s prior written consent (which consent shall not be unreasonably withheld), and (iii) the Company shall use its best efforts, and shall cooperate fully with the Purchaser, to defend or contest in good faith any Legal Proceedings challenging this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby, or that could otherwise prevent, impede, interfere with, hinder, delay, unwind, rescind, void, reverse or terminate in any material respect the consummation of the transactions contemplated hereby and thereby, whether occurring before or after the Closing, including by using its best efforts to have vacated or reversed any stay or temporary restraining order or injunction entered with respect to the transactions contemplated hereby and thereby by any governmental authority.

(b) In the event that any court or other governmental authority takes any action or issues any order, injunction, or ruling with the effect of (i) invalidating any resolutions adopted by the Company’s Board of Directors which approved this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; or (ii) preventing or invalidating the Purchaser’s purchase, holding, or exercise of any voting or investment power of the Purchased Shares under this Agreement; or (iii) preventing or invalidating the Purchaser’s power, in its capacity as a shareholder of the Company, to submit any shareholder proposals for the vote or consent of the shareholders of the Company or any proposal for consideration by the Company’s Board of Directors or nominating any candidate for election as a Director of the Company or otherwise seek appointment to or representation of the Board of Directors of the Company (any of such events, a “Legal Proceeding Repurchase Trigger Event”), the Company shall, after receiving a written demand from the Purchaser, on the date as indicated by the Purchaser in such demand (the “Legal Proceeding Repurchase Payment Date”), (x) repurchase all or a portion of the Purchased Shares from the Purchaser as specified in such written demand at a repurchase price per Purchased Share equal to the then-effective Per Share Purchase Price by wire transfer of United States dollars in immediately available funds to an account designated by the Purchaser, and (y) reimburse the Purchaser for its expenses and costs incurred, including fees and expenses for lawyers, accountants, auditors, financial advisors, technical consultants and other professions, associated with its purchase of the Purchased Shares. If the Company fails to pay on the Legal Proceeding Repurchase Payment Date the full repurchase price and related reimbursement payable pursuant to this Section 3.4(b), in either case, because it has inadequate funds or assets legally available therefor or for any other reason, any portion of the repurchase price or the related reimbursement (as applicable) not paid by the Company on the Legal Proceeding Repurchase Payment Date shall be immediately converted into a debt payable by the Company with an interest which shall accrue monthly, beginning from the Legal Proceeding Repurchase Payment Date and until the payment of such debt in full, at a rate of sixth-tenths of one percent (0.6%) per month, compounding monthly, based on the outstanding amount of such debt (pro-rated for any partial month) by delivering to the Purchaser a promissory note issued in favor of the Purchaser by the Company, with a term of three (3) months from the Legal Proceeding Repurchase Payment Date. If there is any balance in the Special Account, the Company shall apply such balance in full to the payment of the repurchase price or the related reimbursement (as applicable) pursuant to this Section 3.4(b) and shall not use such balance for any other purposes.

(c) In the event that, within seven (7) Business Days following the Closing Date, the Company enters into definitive binding transaction documents with respect to a Superior Proposal, the Company may repurchase all (but not less than all) of the Purchased Shares from the Purchaser at a repurchase price per Purchased Share equal to the then-effective Per Share Purchase Price by wire transfer of United States dollars in immediately available funds to an account designated by the Purchaser, provided that (i) the repurchase of the Purchased Shares shall not be effected before the aggregate repurchase price for the Purchased Shares has been duly paid by the Company; and (ii) upon the effective time of the repurchase, the Company shall reimburse the Purchaser for its expenses and costs incurred, including fees and expenses for lawyers, accountants, auditors, financial advisors, technical consultants and other professions, associated with its purchase of the Purchased Shares; and (iii) the Company shall have no right to repurchase any portion of the Purchased Shares from the Purchaser if any proceeds from the sale of the Purchased Shares has been used by the Company in accordance with Section 3.9 or any proceeds has been withdrawn from the Special Account; and (iv) the Company shall apply the balance in the Special Account in full to the payment of the repurchase price or the related reimbursement (as applicable) pursuant to this Section 3.4(c) and shall not use such balance for any other purposes before the effective time of the repurchase. For the purposes of this Agreement, a “Superior Proposal” means a bona fide offer or proposal with respect to an equity financing of the Company that the Board of Directors of the Company determines, in good faith judgment, after (i) consultation with its financial advisor and outside legal counsel, and (ii) taking into account all terms and conditions of such proposal, including the likelihood and timing of consummation thereof, to be more favorable to the Company than the transactions as contemplated by this Agreement, provided, however, that any such offer or proposal shall not be deemed to be a Superior Proposal if (i) any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed, or (ii) the consummation of the transaction contemplated by such offer or proposal is conditional upon the obtaining and/or funding of such financing.

3.5 Listing. The Company hereby agrees to use best efforts to maintain the listing or quotation of the Ordinary Shares on the Nasdaq Stock Market. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Ordinary Shares on the Nasdaq Stock Market.

3.6 Reporting Status. The Company shall timely file all reports and other materials required to be filed with the SEC pursuant to the 1934 Act within the time periods required by the SEC, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination. The Company shall not take action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Ordinary Share under the 1934 Act.

3.7 Rule 144. With a view to making available to the Purchaser the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Purchaser to sell Ordinary Shares to the public without registration (“Rule 144”), the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) file with the SEC in a timely manner all reports and other materials required to be filed by the Company under the Securities Act and the 1934 Act so long as the Company remains subject to such requirements and the filing of such reports and other materials is required for the applicable provisions of Rule 144; and

(c) furnish to the Purchaser a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the 1934 Act, (ii) a copy of the most recent annual report of the Company and such other reports and materials so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Purchaser to sell its Ordinary Shares pursuant to Rule 144 without registration.

3.8 Registration Rights.

(a) If the Company determines to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (other than on Form F-4 or S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Company’s stock option or other employee benefit plans) and the form of registration statement to be used may be used for registration of the Ordinary Shares (a “Piggyback Registration”), then the Company shall give prompt written notice (in any event no later than fifteen (15) Business Days prior to the filing of such registration statement) to the Purchaser of its intention to effect such a registration and, subject to Sections 3.8(b) and 3.8(c), shall include in such registration all Ordinary Shares with respect to which the Company has received written requests for inclusion from the Purchaser (the “Registrable Shares”) within fifteen (15) Business Days after the Company’s notice has been delivered to Purchaser.

(b) If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriter advises the Company in writing that in its opinion the number of securities proposed to be included in such registration exceeds the number which can reasonably be sold in such offering and/or that the number of securities proposed to be included in any such registration would adversely affect the offering price, the Company shall include in such registration (i) first, the number of securities that the Company proposes to sell; (ii) second, the number of Registrable Shares requested to be included therein by the Purchaser; and (iii) third, other securities requested to be included by other holders of the Ordinary Shares (pro rata in accordance with the number of Registrable Shares requested by such holders to be included in such registration). If the managing underwriter of such offering subsequently advises the Company in writing that the number of securities which can be sold exceeds the number of securities included in the offering, the Company shall include in such registration: (i) first, the securities that the Company proposes to sell; (ii) second, such Registrable Shares that Purchaser had originally requested be included in the registration; and (iii) third, any other securities proposed for inclusion in such registration.

(c) If a Piggyback Registration is initiated as an underwritten offering on behalf of holders of the Company’s securities other than Purchaser, and the managing underwriter advises the Company in writing that in its opinion the number of securities proposed to be included in such registration exceeds the number which can be sold in such offering and/or that the number of securities proposed to be included in any such registration would adversely affect the offering price, the Company shall include in such registration the Registrable Shares requested by Purchaser to be included in such registration and other securities requested to be included in such registration (pro rata in accordance with the number of Registrable Shares requested by the Purchaser and the number of securities requested by holders of such other securities to be included in such registration). If the managing underwriter of such offering subsequently advises the Company in writing that the number of securities which can be sold exceeds the number of securities included in the offering, the Company shall include in the registration such additional securities that Purchaser of the Registrable Shares and other holders of securities had originally requested to be included in the registration (pro rata in accordance with the number of Registrable Shares requested by each Purchaser and the number of securities requested by holders of such other securities to be included in such registration).

(d) If any Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company, the Company shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

(e) Nothing in this Section 3.8 shall create any liability on the part of the Company to Purchaser if the Company in its sole discretion should decide not to file a registration statement proposed to be filed pursuant to Section 3.8(a) or to withdraw such registration statement subsequent to its filing, regardless of any action whatsoever that Purchaser may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise.

(f) All reasonable expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Section 3.8, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for the Company shall be paid by the Company.

3.9 Use of Proceeds and Special Account. Without the prior written approval of the Purchaser, subject to Sections 3.4(b) and 3.4(c), the Company shall only use the proceeds from the sale of the Purchased Shares for the payment or repayment of the Existing Debts. The proceeds from the sale of the Purchased Shares shall be deposited into such bank account(s) designated in writing by the Company and reasonably acceptable by the Purchaser (the “Special Account”), which shall be opened in the name of the Company. Unless otherwise required by Sections 3.4(b) and 3.4(c), any withdrawal of proceeds from such Special Account shall be jointly approved by the Company’s Chief Executive Officer and an independent Director of the Company in accordance with this Section 3.9. Unless otherwise required by Sections 3.4(b) and 3.4(c), without the prior written approval of the Purchaser, the Company shall not, at any time, withdraw any proceeds from the Special Account or use any proceeds from the sale of the Purchased Shares unless all of the following conditions have been satisfied in form and substance reasonably satisfactory to the Purchaser:

(a) such withdrawal or use of proceeds shall be made for the sole purpose of payment or repayment of the Existing Debts after the expiration of the period of at least seven (7) Business Days after the Closing Date; and

(b) no breach or default in any material respects under any agreements, covenants, conditions and obligations contained in this Agreement or any other Transaction Document by the Company has occurred and is continuing; and

(c) there shall be no actual or threatened Legal Proceeding or Legal Proceeding Repurchase Trigger Event as defined in and contemplated by Section 3.4; and

(d) the Settlement Agreement as defined in and contemplated by Section 3.11 shall have been entered into by all the parties to the Facility Agreement (as defined below) in the form satisfactory to the Purchaser; and

(e) no order has been made and no resolution has been passed for the winding up or liquidation as dissolution of the Company. No distress, execution or other process has been levied on the whole or a substantial part of the assets of the Company. The Company will not be insolvent or unable to pay its debts as they fall due after the payment or repayment of the Existing Debts by using the proceeds from the sale of the Purchased Shares.

3.10 Existing Debts. For the purposes of this Agreement, the “Existing Debts” shall mean all the loan, interest, fee, expense, royalty, and other amounts accrued and outstanding under the Facility Agreement, dated as of March 16, 2022, by and among the Company, Yishengbio (Hong Kong) Holdings Limited, Yisheng US Biopharma Inc., Yisheng Biopharma (Singapore) Pte. Ltd., Liaoning Yisheng Biopharma Co. Ltd., Beijing Yisheng Biotechnology Co., Ltd., R-Bridge Investment Three Pte. Ltd. and R-BRIDGE Healthcare Fund, LP. (the “Facility Agreement”) and other Finance Documents (as defined in the Facility Agreement). The Company shall provide the Purchaser any and all the Facility Agreement and other Finance Documents and copies of all notices, compliance certificates or communications (including notices of default or events of default) to and from the creditor in connection with the Existing Debts. The Company agrees that any amendment, settlement or waiver under the Facility Agreement shall be subject to the Purchaser’s prior written approval.

3.11 Settlement of Default. The Company acknowledges that it and YishengBio (Hong Kong) Holdings Limited (“Yisheng HK”), a wholly owned subsidiary of the Company, are negotiating with R-Bridge Healthcare Fund, LP (“R-Bridge”), in connection with an amicable solution relating to the defaults under financial covenants and other obligations under the Facility Agreement. The Company hereby irrevocably and unconditionally undertakes, confirms and warrants to the Purchaser that any settlement agreement with R-Bridge (such agreement as contemplated under this Section 3.11, the “Settlement Agreement”) in connection with Facility Agreement should be pre-approved by the Purchaser.

Article IV
MISCELLANEOUS

4.1 Indemnity.

(a) In consideration of the Purchaser’s execution and delivery of this Agreement and the other Transaction Documents and acquiring the Purchased Shares hereunder and in addition to all of the Company’s other obligations under this Agreement and the other Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Purchaser and its shareholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee, without duplication, as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement and the other Transaction Documents, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement and the other Transaction Documents, or (c) any Legal Proceeding as defined in and contemplated by Section 3.4(a). The maximum amount of Indemnified Liabilities payable by the Company under this Section 4.1 shall not exceed the Aggregate Purchase Price actually paid by the Purchaser to the Company.

(b) In the event an Indemnitee has a claim against the Company, such Indemnitee shall give written notice to the Company of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnitee to give notice as provided herein shall not relieve the Company of its obligations under this Section 4.1 unless and to the extent that the Company shall have been actually prejudiced by the failure of such Indemnitee to so notify such party. If the Company disputes its liability with respect to such claim, the relevant Indemnitee and the Company shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved pursuant to Section 4.4.

(c) In case any proceeding is brought against an Indemnitee which such Indemnitee reasonably believes may result in a demand for indemnification against the Company pursuant to this Section 4.1 (a “Third-Party Claim”), such Indemnitee shall promptly (but in any event within thirty (30) days) give notice of such Third-Party Claim to the Company indicating the nature of such Third-Party Claim and the stated basis therefor and the amount of Indemnified Liabilities claimed pursuant to such Third-Party Claim, to the extent known; provided, however, that no delay, including any notice provided beyond such thirty (30) day period, on the part of the Indemnitee in notifying the Company shall relieve the Company from any liability hereunder, unless (and then solely to the extent) the Company is prejudiced or damaged in any manner by such delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument directly relating thereto. If within twenty (20) Business Days after delivery of such notification, the Indemnitee shall have received written notice from the Company acknowledging, in a writing, that the Company is obligated to indemnify, defend and hold harmless the Indemnitee under the terms of their indemnification obligations hereunder in connection with a particular Third Party Claim, then the Company shall have the right to assume the defense of such Third Party Claim with its own counsel, which counsel shall be reasonably satisfactory to the Indemnitee, in which case the attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs incurred by the Company in connection with defending such Third-Party Claim shall be payable by the Company. If the Company elects to assume the defense of any such Third Party Claim, the Company shall consult with Indemnitees and the Indemnitee may participate in such defense, but in such case the expenses of the Indemnitee shall be paid by Indemnitee (however, such fees shall be at the Company’s expense if a conflict of interests exists between an Indemnitee and the Company with the Indemnitee having different or additional defenses than the Company). If the Company fails to defend a Third Party Claim, is otherwise restricted from so defending, or if, after commencing or undertaking any such defense, the Company fails to prosecute or withdraws from such defense, the Indemnitee shall have the right to undertake the defense or settlement thereof, at the Company’s expense. If an Indemnitee assumes the defense of any such Third Party Claim in accordance with the terms hereof (i) the Indemnitee shall consult with the Company on selection of counsel and other litigation decisions, (ii) the Company may otherwise participate in such defense at its own expense and (iii) if the Indemnitee proposes to settle such Third Party Claim prior to a final judgment thereon, then Indemnitee shall give the Company prompt written notice thereof, and the Indemnitee may not settle such Third Party Claim without the written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that, except with the consent of the Company, no such settlement shall be determinative of whether there is any underlying basis for indemnification under this Section 4.1 nor the amount of Indemnified Liabilities relating to such Third Party Claim. No Indemnitee shall be entitled to settle any Third Party Claim without the consent of the Company at any time when the Company is conducting the defense of such Third party Claim in accordance with this Section 4.1(c). If the Company exercises its right to assume the defense of a Third Party Claim, it shall not make any settlement of any claims without the written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed.

4.2 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Indemnitee shall have the right to enforce the obligations of the Company with respect to Section 4.1.

4.3 Survival. The representations and warranties set forth in Section 2.1 shall survive the Closing.

4.4 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws.

4.5 Arbitration.

(a) In the event of any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it (each a “Dispute”), the Parties shall seek to amicably settle or resolve such Dispute through negotiations in good faith. Such negotiations shall begin immediately after one party has delivered to the other parties a written request for such negotiations. If within ten (10) days following the date on which such notice is delivered a Dispute is not resolved, all such unresolved Disputes shall be referred to arbitration upon the request of a Party with notice to the other Party.

(b) The arbitration shall be conducted in Hong Kong and administered by the Hong Kong International Arbitration Centre (“HKIAC”). The seat of the arbitration shall be Hong Kong. There shall be three arbitrators. Such arbitrators shall be selected pursuant to the following:

(i) The claimant (the “Claimant”) shall designate one arbitrator in the notice of arbitration (the “Notice of Arbitration”). If the Claimant does not designate one arbitrator in its Notice of Arbitration, HKIAC shall, within 15 days upon application by either party, appoint one arbitrator for the Claimant;

(ii) The respondent (the “Respondent”) shall designate one arbitrator in the answer to the Notice of Arbitration (the “Answer to the Notice of Arbitration”). If the Respondent fails (i) to designate one arbitrator in its Answer to the Notice of Arbitration; or (ii) to file its Answer to the Notice of Arbitration by the time that it is required to do so, HKIAC shall, within 15 days upon application by either party, appoint one arbitrator for the Respondent;

(iii) The two arbitrators so appointed above shall, within 15 days of confirmation of the second arbitrator, designate a third arbitrator who shall act as the presiding arbitrator of the arbitral tribunal. Failing such designation within the 15 days from the confirmation of the second arbitrator, HKIAC shall, within 15 days upon application by either party, appoint the presiding arbitrator.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Hong Kong International Arbitration Center Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules. The HKIAC Rules are deemed to be incorporated by reference to this sub-Section.

(d) The arbitrators shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the laws of the State of New York and shall not apply any other substantive law.

(e) Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all relevant information and documents requested by the other in connection with such arbitration proceedings; provided, that the Dispute shall be resolved in a confidential manner, and none of the foregoing information or documents or the result of the arbitration shall be disclosed or otherwise used unless required by law or to a court in aid of enforcement of the arbitration award.

(f) During arbitration and prior to an arbitration award being granted, the Parties shall continue to perform those obligations under this Agreement that are not in dispute. Notwithstanding anything to the contrary set forth herein, it is agreed and understood that each Party retains its right to seek any temporary injunctive relief available under applicable law in respect of any breach by the Party of its obligations under this Agreement.

(g) Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, immunity to post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

(h) Notwithstanding Section 4.4, the law governing the arbitration agreement under this Section 4.5 shall be Hong Kong law.

4.6 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties.

4.7 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns and legal representatives.

4.8 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by a Party without the express written consent of the other Party, except that, without the consent of the Company, the Purchaser may assign all or any part of its rights and obligations hereunder to any affiliate of the Purchaser or an acquiror or group of acquirors of at least 25% of the total amount of the Purchased Shares acquired by the Purchaser under this Agreement, provided that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of the foregoing sentence shall be null and void.

4.9 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by e-mail, on the next day following delivery to Federal Express properly addressed or on the day of attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage paid. The address for such notices and communications shall be as set forth on the signature pages attached hereto. Any Party may change its address for purposes of this Section 4.9 by giving the other Parties hereto written notice of the new address in the manner set forth above.

4.10 Entire Agreement. This Agreement and the other Transaction Documents together constitute the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement and the other Transaction Documents.

4.11 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

4.12 Fees and Expenses. Each of the Parties will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

4.13 Confidentiality and Public Announcement. Each Party shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement and other Transaction Documents or the transactions contemplated hereby and thereby. Each Party shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information. Notwithstanding the foregoing, if any Party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any governmental authority, such Party may, in accordance with its understanding of the applicable laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable laws, provided that any public announcement of this transaction by each Party shall be in form and substance reasonably satisfactory to the other Party. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Purchaser or an affiliate of the Purchaser, or include the name of the Purchaser or an affiliate of the Purchaser in any press release or filing with the SEC or any regulatory agency or Nasdaq, without the prior written consent of the Purchaser, except (i) as required by federal securities law in connection with (A) any registration statement and (B) the filing of final Transaction Documents (including signature pages thereto) with the SEC and (ii) to the extent such disclosure is required by law, request of the SEC or Nasdaq regulations, in which case the Company shall provide the Purchaser with prior written notice of such disclosure permitted under this subclause (ii). From and after the Company’s issuance of the press release disclosing the material terms of the transactions contemplated hereby, the Company shall not, and shall cause its officers, directors, employees and agents not to, provide to the Purchaser material, non-public information about the Company that would restriction the Purchaser’s ability to trade securities of the Company. The Purchaser, severally and not jointly with the other Purchaser(s), covenants that it will comply with the provisions of any confidentiality or nondisclosure agreement executed by it and, in addition, until such time as the transactions contemplated by this Agreement are required to be publicly disclosed by the Company, the Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

4.14 Termination. This Agreement may be terminated by the Purchaser by written notice to the Company, if the Closing has not been consummated by February 29, 2024 (the “Long Stop Date”); provided that the right to terminate this Agreement pursuant to this Section 4.14 shall not be available to the Purchaser whose failure to perform any material obligation required to be performed by the Purchaser under this Agreement has been a cause of, or results in, the failure of the transactions contemplated hereby to be consummated by the Long Stop Date. No such termination pursuant to this Section 4.14 will affect the right of any Party to sue for any breach by the other Party.

4.15 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement or the other Transaction Documents, any remedy at law may prove to be inadequate relief to the Purchaser. The Company agrees that the Purchaser shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

4.16 Payment Set Aside. To the extent that the Company makes a payment or payments to the Purchaser hereunder or pursuant to any of the other Transaction Documents or the Purchaser enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

4.17 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

4.18 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument, provided that a signature delivered by an electronic mail which contains a portable document format (.pdf) file of an executed signature page shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

[Signature Pages Follow]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

COMPANY:

YS Biopharma Co., Ltd.

By:	/s/ Hui Shao
Name:	Hui Shao
Title:	Director and Chief Executive Officer

Address and Contacts of the Company:

Signature Page to Share Purchase Agreement

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

PURCHASER:

Apex Prospect Limited, an exempted company incorporated in the Cayman Islands

By:	/s/ Wong Fung Ching
Name:	Wong Fung Ching
Title:	Director

Aggregate Purchase Price: US$40,000,000

Address and Contacts of the Purchaser:

Attn:
Email:
Address:

Signature Page to Share Purchase Agreement